Exhibit 99.1

Virgin Media Announces Results of Amendments to Senior Facilities Agreement

LONDON, November 6, 2008 – Virgin Media Inc. (NASDAQ: VMED), a leading UK entertainment and communications business, today announced that the Agent under its senior facilities agreement has informed the Company that over 90% of its senior lenders have approved the proposed amendments.  In addition, lenders who represent over 70% of the A tranches and over 80% of the B tranches have individually agreed to move into new tranches with modified payment terms.  Virgin Media expects that the amendments will be signed and become effective shortly.

Neil Berkett, Chief Executive of Virgin Media, said,

“The success of the consent process provides an endorsement by our senior lenders of our prospects and our business plan.  The amendments will improve our financial flexibility and allow management to focus on continuing to enhance operations and grow cashflow.”

As part of the amendments to Virgin Media’s senior facilities agreement:

•
the A lenders were asked individually to agree to defer their remaining amortization payments and the final maturity date, and the lenders under the revolving facility were asked to individually agree to defer the final maturity date, in each case until June 2012, subject to the repayment condition described below; and

•	the B lenders were asked individually to agree, with immediate effect, to relinquish their pro rata right to prepayments until the A tranches are repaid.

In addition, the senior facilities agreement will be amended to:

•	permit additional high yield debt offerings with the net proceeds being applied to repay indebtedness under the senior facilities agreement;

•
provide flexibility to add tranches to the senior facilities agreement that will have a maturity no earlier than the final maturity of the B tranches to be used only to facilitate any additional refinancing of the senior facilities agreement;

•
relax the leverage and interest coverage financial covenants, subject to the repayment condition described below, and adjust definitions in the financial covenants, to accommodate, among other things, the impact of increased interest expense and other effects of the amendments to the senior facilities agreement; and

•	add an additional debt basket for tax-related financings to be used to repay debt under the senior facilities agreement.

The changes to the amortization schedule of the A tranches and the final maturity date of the revolving facility, as well as the relaxation of the financial covenant ratios, are conditional upon Virgin Media’s repayment of at least 20% (£416 million) of the amounts currently outstanding under the A tranches to those lenders.  The Company will have six months to satisfy this repayment condition and has an option, exercisable at a cost of up to approximately £1.5 million, to extend that deadline by three months.  Virgin Media must also make simultaneous payments (totaling approximately £77 million) to those B lenders who have not consented to relinquish their pro rata right to prepayments when it makes repayments under the A tranches.  Virgin Media anticipates using cash generated from operations and cash on its balance sheet, supplemented by potential proceeds from debt offerings or other sources, to meet this repayment condition.  As of September 30, 2008, Virgin Media had £521 million in cash and cash equivalents on its balance sheet.

After repayment of 20% of the A tranches in satisfaction of the repayment condition and pro rata payments to non-consenting B lenders, the Company’s new amortization schedule under its senior facilities agreement will be as follows, based on receipt of individual consents to modified payment terms from lenders representing 70% of the A tranches and 80% of the B tranches (the minimum levels notified by the Agent):

March 2010	£34m
September 2010	£174m
March 2011	£290m
June 2012	£1,162m
September 2012	£1,904m
March 2013	£300m

The lenders who have individually consented to the new provisions governing the new A tranches and revolving facility will enjoy a margin increase of 1.375% compared to the margins on the existing A tranches and revolving facility, with effect from the satisfaction of the repayment condition, and the lenders who have individually consented to the new provisions governing the new B tranches will enjoy a margin increase of 1.50% compared to the margins on the existing B tranches, effective immediately.  Additionally, Virgin Media will pay up to £70 million in fees in connection with the amendments, some of which is payable only upon satisfaction of the repayment condition.

Virgin Media will be hosting Analyst Days in New York and London on November 11th and 13th respectively to update investors on the Company's strategy.  Location and registration details can be found on the Company's website at www.virginmedia.com/investors.

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 29, 2008, as amended, and our Form 10-Q filed with the SEC on August 7, 2008.  There can be no assurance that the transactions contemplated in this announcement will be completed.  Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

Investor relations:
Richard Williams
Tel: +44 (0)20 7299 5479
richard.williams@virginmedia.co.uk

Vani Bassi
Tel: +44 (0)20 7299 5353
vani.bassi@virginmedia.co.uk

Media contacts:
John West / Matt Ridsdale
Tavistock Communications
Tel:  +44 (0)20 7920 3150